Exhibit 99.1

June 23, 2008
Solana Beach, California

Surge Global Energy Buys Back 13,620,490 Shares of Common Stock Equivalents

SOLANA BEACH CA: Surge Global Energy, Inc. (SRGG) entered into a series of agreements with three current and two prior Cold Flow Energy ULC Preferred Shareholders. The Company repurchased the equivalent of 13,620,490 shares of Surge common shares, and retired all outstanding Cold Flow Exchangeable Preferred Shares on June 17, 2008. Aggregate consideration of the transactions was satisfied by exchanging 584,929 shares of North Peace Energy Corp. (TSX symbol NPE) that Surge acquired in March, 2007.  Surge common share equivalents repurchased were valued at $.07 per Surge share, and North Peace Energy shares were valued at $1.63 per share. Total buyback value was $953,434.

“This transaction is the third step in our plan to enhance shareholder values. The first was the reduction in operating expenses which is a continuing process. The second was the sale of the Santa Rosa Property which generated $600,000 in cash. As a result of this third transaction, re-acquiring a substantial block of shares, Surge’s total outstanding common stock has been reduced from 45,567,877 shares (had all the Exchangeable Shares been converted) to 31,947,387 shares, a decrease of 29.9%,” stated E. Jamie Schloss, Chief Executive Officer. “Additionally, this transaction has added approximately $5,081,000 to Surge’s Shareholder Equity for financial statement purposes or $0.16 per share.”

Chairman Barry Nussbaum added, “We will continue to explore all possible options that will enhance shareholder value. Entering into a long term employment contract with CEO E. Jamie Schloss will enhance our facilitation of those options.”

The Surge Global Energy, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2471

Contact:
          Surge Global Energy, Inc.
          E. Jamie Schloss, Chief Executive Officer
          858-720-9900
          Surgeglobalshare@aol.com